UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 28, 2011

GENESIS GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32037	65-0908171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 N. Military Trail, Suite 275, Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(561) 988-1988

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement

In October, 2010 we entered into a Consulting Agreement with Harpos Funding II, LLC under which it was supposed to provide us with financial advisory services, investment banking and other strategic advice under the terms of an agreement. In December a principal of that company met with his untimely death. On February 25, 2011the Company terminated the Consulting Agreement for non-performance by Harpos Funding II, LLC.

Item 8.01   Other Events

On February 25, 2011, Genesis Group Holdings, Inc. (the “Company”) entered into a Memorandum of Understanding with Premier Cable Designs, Inc. of Valrico, Florida for the purchase by the Company of the business of PCD.

Under the terms of the parties understanding, and subject to more formal documentation and due diligence , the Company would acquire PCD for 1,000,000 shares of the Company’s common stock, plus a note payable to the principal shareholder of PCD in the amount of $150,000.  The terms of the Note are yet to be agreed upon.

In addition to the foregoing, the selling shareholders will receive additional shares of stock based upon 50% of the net income realized by the Company from PCD over a thirty month period following closing, as well as certain cashless warrants. The warrants will be to purchase an additional 1,000,000 priced at .20 a share for each $300,000 in EBITDA, computed and vested on an annual basis over the following thirty months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS GROUP HOLDINGS, INC.

Date: February 28, 2011	By: /s/ Gideon Taylor
Gideon Taylor, Chief Executive Officer